Exhibit 10.2
TENNECO INC. 2021 LONG-TERM INCENTIVE PLAN
CASH-SETTLED RESTRICTED STOCK UNIT AWARD AGREEMENT
______________________
Participant Name

Effective as of [Grant Date] (the “Grant Date”), the Participant has been granted an Award under the Tenneco Inc. 2021 Long-Term Incentive Plan (the “Plan”) in the form of cash-settled restricted stock units with respect to [Insert Number of Units] shares of Common Stock (“Restricted Stock Units”). Each Restricted Stock Unit shall correspond to one share of Common Stock and each vested Restricted Stock Unit shall have a value equal to the fair market value of one share of Common Stock on the applicable Settlement Date (as defined herein). The Award is subject to the following terms and conditions (sometimes referred to as this “Award Agreement”) and the terms and conditions of the Plan as the same has been and may be amended from time to time. Terms used in this Award Agreement are defined elsewhere in this Award Agreement; provided, however, that, capitalized terms used herein and not otherwise defined shall have the meaning set forth in the Plan.
1.Dividend Cash Amounts. This Award contains the right to receive cash credits to a hypothetical bookkeeping account (a “Dividend Cash Account”) in respect of dividends paid with respect to shares of Common Stock in accordance with the following:
(a)If a dividend with respect to shares of Common Stock is payable in cash, then, as of the applicable dividend payment date, the Participant’s Dividend Cash Account shall be credited with an amount (a “Dividend Cash Amount”) equal to (i) the cash dividend payable with respect to a share of Common Stock, multiplied by (ii) the number of Restricted Stock Units outstanding on the applicable dividend record date.
(b)If a dividend with respect to shares of Common Stock is payable in shares of Common Stock, then, as of the applicable dividend payment date, the Participant’s Dividend Cash Account shall be credited with a Dividend Cash Amount in an amount equal to (i) the number of shares of Common Stock distributed in the dividend with respect to a share of Common Stock, divided by (ii) the Fair Market Value of a share of Common Stock on the dividend payment date, multiplied by (iii) the number of Restricted Stock Units outstanding on the applicable dividend record date.
The Dividend Cash Amounts credited to the Participant’s Dividend Cash Account shall be subject to the same vesting provisions as the Restricted Stock Units to which the Dividend Cash Amounts relate and shall be settled in accordance with Paragraph 4.  No Dividend Cash Amounts with respect to a Restricted Stock Unit shall be credited under this Award Agreement for any period after the Vesting Date (as defined in Paragraph 2) applicable to such Restricted Stock Unit.  Amounts credited to a Participant’s Dividend Cash Account shall not be credited with any investment earnings.
2.Vesting and Forfeiture of Restricted Stock Units and Dividend Cash Amounts.  All Restricted Stock Units and Dividend Cash Amounts credited to the Participant’s Dividend
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Cash Account shall be unvested unless and until they become vested and nonforfeitable in accordance with this Paragraph 2.  Subject to the terms and conditions of this Award Agreement and the Plan, [Alternative 1: one-third (1/3) of the Restricted Stock Units and associated Dividend Cash Amounts awarded hereunder shall vest on each of the first, second and third anniversary of the Grant Date (each a “Vesting Date”)][Alternative 2: fifty percent (50%) of the Restricted Stock Units and associated Dividend Cash Amounts awarded hereunder shall vest on the first anniversary of the Grant Date and fifty percent (50%) of the Restricted Stock Units and associate Dividend Cash Amounts shall vest on the second anniversary of the Grant Date (each a “Vesting Date”)][Alternative 3: fifty percent (50%) of the Restricted Stock Units and associated Dividend Cash Amounts awarded hereunder shall vest on the second anniversary of the Grant Date and fifty percent (50%) of the Restricted Stock Units and associate Dividend Cash Amounts shall vest on the third anniversary of the Grant Date (each a “Vesting Date”)][Alternative 4: one hundred percent of the Restricted Stock Units and associated Dividend Cash Amounts awarded hereunder shall vest on the third anniversary of the Grant Date (the “Vesting Date”)], provided that the Participant is continuously employed by the Company or a Subsidiary through the applicable Vesting Date.  Notwithstanding the foregoing:
(a)if the Participant’s Termination Date occurs by reason of Total Disability (as defined in Paragraph 3) or death, in either case on or after the first anniversary of the Grant Date, any unvested Restricted Stock Units that are outstanding on the Termination Date (and any associated Dividend Cash Amounts) shall immediately vest on the Termination Date and the Termination Date shall be the “Vesting Date” for purposes of this Award Agreement with respect to the portion of the Award that becomes vested on the Termination Date;
(b)if the Participant’s Termination Date occurs by reason of Retirement (as defined in Paragraph 3) on or after the first anniversary of the Grant Date, any unvested Restricted Stock Units that are outstanding on the Termination Date (and any associated Dividend Cash Amounts) shall immediately vest on the Termination Date and the Termination Date shall be the “Vesting Date” for purposes of this Award Agreement with respect to the portion of the Award that becomes vested on the Termination Date;
(c)if the Participant is assigned to a special project with a limited scope (as approved by the Committee and communicated to the Participant) and if the Participant’s Termination Date occurs as a result of termination by the Company for reasons other than for cause on or after the first anniversary of the Grant Date, any unvested portion of the Award that is outstanding on the Termination Date shall immediately vest on the Termination Date and the Termination Date shall be the “Vesting Date” for purposes of this Award Agreement with respect to the portion of the Award that becomes vested on the Termination Date; and
(d)in the event of a Change in Control, the terms of Article 6 of the Plan shall control.
All Restricted Stock Units and associated Dividend Cash Amounts that are not vested upon the Participant’s Termination Date shall immediately expire and shall be forfeited and the Participant

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shall have no further rights thereto. In addition, this Award is subject to forfeiture if the Participant fails to accept the Award within the first twelve (12) months following the Grant Date in accordance with procedures established by the Company. In the event of forfeiture for any reason, the balance in the Participant’s Dividend Cash Account shall be reduced by the amount of any Dividend Cash Amounts that are forfeited.
3.Special Definitions. For purposes of this Award Agreement, the following terms shall have the meaning specified:
(a)“Retirement” means the Participant’s termination of employment with the Company and its Subsidiaries after the date on which the Participant attains (i) age sixty-five (65) or (ii) age fifty-five (55) and has completed at least ten (10) years of service with the Company and its Subsidiaries and is not for any other reason, including voluntary resignation, termination by the Company or a Subsidiary for cause, which shall include the failure of the Participant to meet the obligations required by his or her position (as determined in the reasonable discretion of the Company), or termination by the Participant for good reason or constructive discharge; and
(b)“Total Disability” means an event that results in the Participant (i) being unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (ii) by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Company or its Subsidiaries.
4.Settlement and Payment.  Subject to the terms and conditions of this Award Agreement, Restricted Stock Units and associated Dividend Cash Amounts that have become vested in accordance with Paragraph 2 shall be paid and settled as of the applicable Vesting Date.  The date on which payment and settlement occurs is referred to as the “Settlement Date.” Unless otherwise provided by the Committee in accordance with the Plan, (a) settlement of the vested Restricted Stock Units on a Settlement Date shall be made in a cash lump sum payment in an amount equal to (i) the fair market value of a share of Common Stock (determined as of the applicable Settlement Date), multiplied by (ii) the number of vested Restricted Stock Units being settled as of such Settlement Date and (b) settlement and payment of the vested Dividend Cash Amounts on a Settlement Date shall be made in a cash lump sum payment. Upon the payment and settlement of any vested Restricted Stock Units, such Restricted Stock Units shall be cancelled and upon payment of any Dividend Cash Amounts the balance in the Participant’s Dividend Cash Account shall be reduced by the amount paid to the Participant pursuant to the foregoing provisions of this Paragraph 4.
5.Withholding.  All Awards and distributions under the Plan, including this Award and any distribution in respect of this Award, are subject to withholding of all applicable taxes, and the delivery of any cash or other benefits under the Plan or this Award is conditioned on

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satisfaction of the applicable tax withholding obligations. Such withholding obligations may be satisfied, at the Participant’s election, (a) through cash payment by the Participant or (b) through the surrender of cash to which the Participant is otherwise entitled under the Plan (including this Award); provided, however, that any withholding obligations with respect to any Participant shall be satisfied by the method set forth in subparagraph 5(b) (through the withholding of cash otherwise payable pursuant to this Award) unless the Participant otherwise elects in accordance with this Paragraph 5.
6.Transferability.  This Award is not transferable except as designated by the Participant by will or by the laws of descent and distribution or pursuant to a qualified domestic relations order.
7.Heirs and Successors.  If any benefits deliverable to the Participant under this Award Agreement have not been delivered at the time of the Participant’s death, such benefits shall be delivered to the Participant’s Designated Beneficiary, in accordance with the provisions of this Award Agreement. The “Designated Beneficiary” shall be the beneficiary or beneficiaries designated by the Participant in a writing filed with the Company in such form and at such time as the Company shall require and in accordance with such rules and procedures established by the Company. If a deceased Participant fails to designate a beneficiary, or if the Designated Beneficiary does not survive the Participant, any rights that would have been exercisable by the Participant and any benefits distributable to the Participant shall be distributed to the legal representative of the estate of the Participant.
8.Administration.  The authority to administer and interpret this Award and this Award Agreement shall be vested in the Committee, and the Committee shall have all powers with respect to this Award and this Award Agreement as it has with respect to the Plan.  Any interpretation of this Award or this Award Agreement by the Committee and any decision made by it with respect to this Award or this Award Agreement is final and binding on all persons.
9.Addendum to Award Agreement. Notwithstanding any provision of this Award Agreement, if the Participant resides and/or works outside the United States of America (the “United States,” “U.S.” or “U.S.A.”), this Award shall be subject to the special terms and conditions set forth in the addendum to this Award Agreement (the “Addendum”) for the Participant’s country. Further, if the Participant transfers residence and/or employment to another country reflected in the Addendum, the special terms and conditions for such country will apply to the Participant to the extent the Company determines, in its sole discretion, that the application of such special terms and conditions is necessary or advisable for legal or administrative reasons (or the Company may establish alternative terms and conditions as may be necessary or advisable to accommodate Participant’s transfer). The Addendum shall constitute part of this Award Agreement.
10.Adjustment of Award. The number of Restricted Stock Units awarded pursuant to this Award may be adjusted by the Committee in accordance with the Plan to reflect certain corporate transactions which affect the number, type or value of the Restricted Stock Units.
11.Notices.  Any notice required or permitted under this Award Agreement shall be deemed given when delivered personally, or when deposited in a United States Post Office,

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postage prepaid, addressed, as appropriate, to the Committee or the Company at the Company’s principal offices, to the Participant at the Participant’s address as last known by the Company or, in any case, such other address as one party may designate in writing to the other.
12.Governing Law.  The validity, construction and effect of this Award Agreement shall be determined in accordance with the laws of the State of Illinois and applicable federal law.
13.Amendments.  The Board may, at any time, amend or terminate the Plan, and the Committee may amend this Award Agreement, provided that, except as provided in the Plan, no amendment or termination may, in the absence of written consent to the change by the affected Participant (or, if the Participant is not then living, the affected beneficiary), adversely affect the rights of any Participant or beneficiary under this Award Agreement prior to the date such amendment or termination is adopted by the Board or the Committee, as the case may be.
14.Award Not Contract of Employment.  The Award does not constitute a contract of employment or continued service, and the grant of the Award shall not give the Participant the right to be retained in the employ or service of the Company or any Subsidiary, nor any right or claim to any benefit under the Plan or this Award Agreement, unless such right or claim has specifically accrued under the terms of the Plan and this Award Agreement.
15.Unfunded Obligation. The Award shall not be funded, no trust, escrow or other provisions shall be established to secure payments and distributions due hereunder and this Award shall be regarded as unfunded for purposes of the Employee Retirement Income Security Act of 1974, as amended, and the Code. The Participant shall be treated as a general, unsecured creditor of the Company with respect to amounts payable hereunder, and shall have no rights to any specific assets of the Company. Without limiting the generality of the foregoing, any amounts credited to the Dividend Cash Account will remain general assets of the Company and shall be payable solely from the general assets of the Company.
16.Severability.  If a provision of this Award Agreement is held invalid by a court of competent jurisdiction, the remaining provisions shall nonetheless be enforceable according to their terms.  Further, if any provision is held to be overbroad as written, that provision shall be amended to narrow its application to the extent necessary to make the provision enforceable according to applicable law and enforced as amended.
17.Plan Governs; Other Terms.  The Award evidenced by this Award Agreement is granted pursuant to the Plan, and this Award and this Award Agreement are in all respects governed by the Plan and subject to all of the terms and provisions thereof, whether such terms and provisions are incorporated in this Award Agreement by reference or are expressly cited. Notwithstanding any other provision of the Plan or this Award Agreement, (a) all Awards are subject to the Company’s recoupment or clawback policies as applicable and as in effect from time to time and (b) if the Committee determines, in its sole discretion, that the Participant at any time has willfully engaged in any activity that the Committee determines was or is harmful to the Company or any of its Subsidiaries, any unpaid portion of the Award shall be forfeited and the Participant shall have no rights with respect thereto. Nothing in this Agreement supersedes or

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limits the Committee’s authority under the Plan. The Participant may be required to agree to such additional terms and conditions as may be presented upon acceptance of the Award.
18.Counterparts. This Award Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.
19.Special Section 409A Rules.  It is intended that any amounts payable under this Award Agreement shall either be exempt from or comply with section 409A of the Code. The provisions of this Award shall be construed and interpreted in accordance with section 409A of the Code. Notwithstanding any other provision of this Award Agreement to the contrary, if any payment or benefit hereunder is subject to section 409A of the Code, and if such payment or benefit is to be paid or provided on account of the Participant’s termination of employment (or other separation from service):
(a)and if the Participant is a specified employee (within the meaning of section 409A(a)(2)(B) of the Code) and if any such payment or benefit is required to be made or provided prior to the first day of the seventh month following the Participant’s separation from service or termination of employment, such payment or benefit shall be delayed until the first day of the seventh month following the Participant’s termination of employment or separation from service; and
(b)the determination as to whether the Participant has had a termination of employment (or separation from service) shall be made in accordance with the provisions of section 409A of the Code and the guidance issued thereunder without application of any alternative levels of reductions of bona fide services permitted thereunder.

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ACCEPTED:
PARTICIPANT:                        TENNECO INC.:

________________________________ _________________________________
Electronic Signature    [TITLE]
________________________________
Acceptance Date

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ADDENDUM TO
CASH-SETTLED RESTRICTED STOCK UNIT AWARD AGREEMENT
This Addendum to the Award Agreement includes additional terms and conditions that govern the Award if the Participant resides and/or works outside of the United States. If the Participant transfers to another country reflected in this Addendum, the additional terms and conditions for such country (if any) will apply to the Participant to the extent the Company determines, in its sole discretion, that the application of such terms and conditions is necessary or advisable for legal or administrative reasons (or the Company may establish alternative terms as may be necessary or advisable to accommodate the Participant’s transfer). Capitalized terms not defined in this Addendum but defined the Award Agreement or the Plan shall have the same meaning as in the Award Agreement or the Plan.

ALL NON-U.S. COUNTRIES
1.Withholding. For purposes of the Award Agreement the following provision shall replace Section 5 of the Award Agreement in its entirety.
      5. Withholding. Regardless of any action the Company and/or its Subsidiaries take with respect to any or all income tax (including U.S. federal, state and local taxes and/or non-U.S. taxes), social contributions, payroll tax, payment on account or other tax-related withholding (“Tax-Related Items”), the Participant acknowledges that the ultimate liability for all Tax-Related Items legally due by the Participant is and remains the Participant’s responsibility and that the Company and its Subsidiaries (a) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Restricted Stock Units, including the grant, vesting or settlement of the Restricted Stock Units; and (b) do not commit to structure the terms of the grant or any aspect of the Restricted Stock Units to reduce or eliminate the Participant’s liability for Tax-Related Items.
Further, if the Participant becomes subject to taxation in more than one country between the Grant Date and the date of any relevant taxable or tax withholding event, as applicable, the Participant acknowledges that the Company and/or the Participant’s employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one country.

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Prior to the relevant taxable or tax withholding event, as applicable, if the Participant’s country of residence (and country of employment, if different) requires withholding of Tax-Related Items, the Participant agrees to make adequate arrangements satisfactory to the Company and/or the Participant’s employer to satisfy all Tax-Related Items. In this regard, the Participant authorizes the Company and/or the Participant’s employer, or their respective agents, to satisfy the obligations with regard to all Tax-Related Items by one or a combination of the following: (i) through a cash payment by the Participant or (ii) through the surrender of cash to which the Participant is otherwise entitled under the Plan (including this Award); provided, however, that any withholding obligations with respect to any Participant shall be satisfied by the method set forth in subparagraph (ii) (through the withholding of cash otherwise payable pursuant to this Award) unless the Participant otherwise elects in accordance with this Paragraph 5.
The Company may withhold or account for Tax-Related Items by considering applicable statutory withholding rates (as determined by the Company in good faith and in its sole discretion) or other applicable withholding rates, including maximum applicable rates.
The Participant agrees to pay to the Company or the Participant’s employer any amount of Tax-Related Items that the Company or the Participant’s employer may be required to withhold or account for as a result of the Participant’s participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to settle the Restricted Stock Units until arrangements satisfactory to the Company have been made in connection with the Tax-Related Items.
2.Compliance with Local Law. The Participant agrees to repatriate all payments attributable to the cash acquired under the Plan if required by and in accordance with local foreign exchange rules and regulations in the Participant’s country of residence (and country of employment, if different). In addition, the Participant also agrees to take any and all actions, and consent to any and all actions taken by the Company and its Subsidiaries, as may be required to allow the Company and its Subsidiaries to comply with local laws, rules and regulations in the Participant’s country of residence (and country of employment, if different). Finally, the Participant agrees to take any and all actions as may be required to comply with his or her personal legal and tax obligations under local laws, rules and regulations in the Participant’s country of residence (and country of employment, if different).
3.No Advice Regarding Grant. No employee of the Company or its Subsidiaries is permitted to advise the Participant regarding his or her participation in the Plan. The Participant is hereby advised to consult with his or her own personal tax, legal and financial advisors before taking any action related to the Plan.

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4. Insider Trading; Market Abuse Laws. By participating in the Plan, the Participant agrees to comply with the Company’s policy on insider trading (to the extent that it is applicable to the Participant). The Participant acknowledges that, depending on the Participant’s or the Participant’s broker’s country of residence or where the shares of Common Stock are listed, the Participant may be subject to insider trading restrictions and/or market abuse laws that may affect the Participant’s ability to accept, acquire, or dispose of rights linked to the value of shares of Common Stock during such times the Participant is considered to have “inside information” regarding the Company as defined in the laws or regulations in the Participant’s country. The Participant could be prohibited from (a) disclosing the inside information to any third party (other than on a “need to know” basis), and (b) “tipping” third parties or causing them otherwise to buy or sell securities. Third parties include fellow employees. Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under the Company insider trading policy. The Participant acknowledges that it is the Participant’s responsibility to comply with any restrictions and is advised to speak to his or her personal advisor on this matter.

5.English Language. If the Participant is in a country where English is not an official language, the Participant acknowledges and agrees that it is the Participant’s express intent that the Award Agreement, the Plan and all other documents, rules, procedures, forms, notices and legal proceedings entered into, given or instituted pursuant to the Restricted Stock Units, be drawn up in English. Further, the Participant acknowledges that he or she is sufficiently proficient in English to understand the terms and conditions of this Award Agreement and any documents related to the Plan or has had the ability to consult with an advisor who is sufficiently proficient in the English language. If the Participant has received the Award Agreement, the Plan or any other rules, procedures, forms or documents related to the Restricted Stock Units translated into a language other than English, and if the meaning of the translated version is different than the English version, the English version will control.

6.Not a Public Offering. Neither the grant of the Restricted Stock Units under the Plan nor the settlement of the Restricted Stock Units is intended to be a public offering of securities in the Participant’s country of residence (and country of employment, if different). The Company has not submitted any registration statement, prospectus or other filings to the local securities authorities in jurisdictions outside of the United States unless otherwise required under local law.

7.Additional Requirements. The Company reserves the right to impose other requirements on the Award, any cash acquired pursuant to the Award and the Participant’s participation in the Plan to the extent the Company determines, in its sole discretion, that such other requirements are necessary or advisable for legal or administrative reasons. Such requirements may include (but are not limited to) requiring the Participant to sign any agreements or undertakings that may be necessary to accomplish the foregoing.

8. Data Privacy. The Participant hereby explicitly and unambiguously consents to the collection, use, processing and transfer, in electronic or other form, of the Participant’s personal data as described in this document by and among, as applicable, the Company, its affiliates and its Subsidiaries for the exclusive purpose of implementing, administering and managing the Participant’s participation in the Plan.

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           The Participant understands that the Company (and/or his or her employer, if applicable) holds certain personal information about the Participant, including, but not limited to, the Participant’s name, home address and telephone number, date of birth, email address, family size, marital status, sex, beneficiary information, emergency contacts, passport/visa information, age, language skills, driver’s license information, nationality, C.V. (or resume), wage history, employment references, social insurance number, resident registration number or other identification number, salary, job title, employment or severance contract, current wage and benefit information, personal bank account number, tax-related information, plan or benefit enrollment forms and elections, award or benefit statements, any shares of Common Stock or directorships in the Company, details of all awards or any other entitlements to shares of Common Stock or cash awarded, canceled, purchased, vested, unvested or outstanding for purpose of managing and administering the Plan (“Data”).

The Participant understands that Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan including, but not limited to, the affiliates of the Company and/or the third party administrator engaged by the Company to administer the Plan, or any successor. These third party recipients may be located in the Participant’s country of residence (or employment, if different) or elsewhere, and the recipient’s country may have different data privacy laws and protections than the Participant’s country. The Participant understands that the Participant may request a list with the names and addresses of any potential recipients of the Data by contacting the Participant’s human resources representative.

 The Participant authorizes the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Participant’s participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom the Participant may elect to deposit any cash acquired. The Participant understands that Data will be held only as long as is necessary to implement, administer and manage the Participant’s participation in the Plan.

The Participant understands that he or she may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing the Participant’s human resources representative. The Participant understands, however, that refusing or withdrawing the Participant’s consent may affect his or her ability to participate in the Plan. For more information on the consequences of the Participant’s refusal to consent or withdrawal of consent, the Participant understands that he or she may contact the Participant’s human resources representative.

Finally, upon request of the Company or the Participant’s employer, the Participant agrees to provide an executed data privacy consent form (or any other agreements or consents that may be required by the Company and/or the Participant’s employer) that the Company and/or the Participant’s employer may deem necessary to obtain from the Participant for the purpose of administering the Participant’s participation in the Plan in compliance with the data privacy laws in the Participant’s country of residence (or employment, if different), either now or in the future. The Participant understands and agrees that the Participant will be unable to participate in the Plan if the Participant fails to provide any such consent or agreement requested by the Company and/or the Participant’s employer.

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9.Nature of Grant. In accepting the grant of Restricted Stock Units, the Participant acknowledges, understands and agrees that:
(a)the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, suspended or terminated by the Committee at any time, as provided in the Plan and the Award Agreement;

(b)the grant of Restricted Stock Units is voluntary and occasional and does not create any contractual or other right to receive future grants of Restricted Stock Units, or benefits in lieu of Restricted Stock Units, even if Restricted Stock Units have been granted in the past;

(c)all decisions with respect to future grants of Restricted Stock Units or other grants, if any, will be at the sole discretion of the Company, including, but not limited to, the form and timing of an Award, the number of shares of Common Stock or cash subject to an Award, and the vesting provisions applicable to the Award;

(d)the grant of Restricted Stock Units and the Participant’s participation in the Plan shall not create a right to employment or be interpreted as forming an employment or service contract with the Company, the Participant’s employer or any Subsidiary and shall not interfere with the ability of the Participant’s employer to terminate his or her employment or service relationship;

(e)the Participant is voluntarily participating in the Plan;

(f)the Restricted Stock Units and the cash payment in settlement of the Restricted Stock Units are not intended to replace any pension rights or compensation;

(g)the Restricted Stock Units, the cash payment in settlement of the Restricted Stock Units and the value of same, are an extraordinary item of compensation outside the scope of the Participant’s employment (and employment contract, if any) and is not part of normal or expected compensation for any purpose, including, without limitation, calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, holiday pay, long-service awards, pension or retirement or welfare benefits or similar payments;

(h)the future value of the shares of Common Stock underlying the Restricted Stock Units is unknown, indeterminable and cannot be predicted with certainty;

(i)unless otherwise determined by the Committee in its sole discretion, the Termination Date shall be effective from the date on which active employment or service ends and shall not be extended by any statutory or common law notice of termination period; the Committee or its delegate shall have the exclusive discretion to determine when the Termination Date occurs for purposes of this grant of Restricted Stock Units;

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(j)no claim or entitlement to compensation or damages shall arise from forfeiture of the Restricted Stock Units resulting from the Participant ceasing to have rights under or to be entitled to Restricted Stock Units, whether or not as a result of the Participant’s termination of employment (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where the Participant is employed or the terms of the Participant’s employment agreement, if any), and in consideration of the grant of the Restricted Stock Units to which the Participant is otherwise not entitled, the Participant irrevocably agrees never to institute any claim against the Company, its Subsidiaries or his or her employer;

(k)the Participant acknowledges and agrees that neither the Company nor any Subsidiary shall be liable for any exchange rate fluctuation between the Participant’s local currency and the United States Dollar that may affect the value of the Restricted Stock Units or of any amounts due pursuant to the settlement of the Restricted Stock Units.

10.Electronic Delivery and Acceptance. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an online or electronic system established and maintained by the Company or a third party designated by the Company. The Participant also agrees that all online acknowledgements shall have the same force and effect as a written signature.

EUROPEAN UNION (“EU”) AND THE UNITED KINGDOM
1.EU Age Discrimination Rules. If the Participant is resident or employed in a country that is a member of the EU or the United Kingdom, the grant of the Award and the Award Agreement are intended to comply with the age discrimination provisions of the EU Equal Treatment Framework Directive, as implemented into local law (the “Age Discrimination Rules”). To the extent that a court or tribunal of competent jurisdiction determines that any provision of the Award Agreement is invalid or unenforceable, in whole or in part, under the Age Discrimination Rules, the Company, in its sole discretion, shall have the power and authority to revise or strike such provision to the minimum extent necessary to make it valid and enforceable to the full extent permitted under local law.

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ARGENTINA
1.Securities Law Information. Neither the Restricted Stock Units nor the underlying shares of Common Stock are publicly offered or listed on any stock exchange in Argentina. The offer is private and not subject to the supervision of any Argentine governmental authority.
2.Nature of Grant. The following provision shall supplement Section 9 of the “All Non-US Countries” portion of this Addendum:
By accepting the Award, the Participant acknowledges and agrees that the grant of Restricted Stock Units is made by the Company (not the Participant’s employer) in its sole discretion and that the value of the Restricted Stock Units or any cash acquired under the Plan shall not constitute salary or wages for any purpose under Argentine labor law, including, but not limited to, the calculation of (a) any labor benefits including, but not limited to, vacation pay, thirteenth salary, compensation in lieu of notice, annual bonus, disability, and leave of absence payments, etc., or (b) any termination or severance indemnities or similar payments.
If, notwithstanding the foregoing, any benefits under the Plan are considered salary or wages for any purpose under Argentine labor law, the Participant acknowledges and agrees that such benefits shall not accrue more frequently than on each Vesting Date.

AUSTRALIA
1.Compliance with Law. Notwithstanding anything else in the Award Agreement, the Participant will not be entitled to, and shall not claim, any benefit under the Plan if the provision of such benefit would give rise to a breach of Part 2D.2 of the Corporations Act 2001 (Cth) (the “Corporations Act”), any other provision of the Corporations Act, or any other applicable statute, rule or regulation which limits or restricts the giving of such benefits. Further, the Participant’s employer is under no obligation to seek or obtain the approval of its shareholders in general meeting for the purpose of overcoming any such limitation or restriction.
2.Tax Information. The Plan is a program to which Subdivision 83A-C of the Income Tax Assessment Act 1997 (Cth) (the “Act”) applies (subject to the conditions in that Act).

BELGIUM
No country-specific provisions.

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BRAZIL
1.Compliance with Law. By accepting the Award, the Participant agrees to comply with all applicable Brazilian laws and pay any and all applicable taxes associated with the vesting and settlement of the Award.
2.Nature of Grant. The following provision shall supplement Section 9 of the “All Non-US Countries” portion of this Addendum:
The Participant expressly agrees that (i) the benefits provided under the Award Agreement and the Plan are the result of commercial transactions unrelated to the Participant’s employment; (ii) the Award Agreement and the Plan are not part of the terms and conditions of the Participant’s employment; and (iii) the income from the Award, if any, is not part of the Participant’s remuneration from employment.

CANADA

THE FOLLOWING PROVISIONS APPLY IF THE PARTICIPANT IS A RESIDENT OF QUEBEC

1. Use of English Language. If the Participant is a resident of Quebec, by accepting the Award, the Participant acknowledges and agrees that it is the Participant's express wish that the Award Agreement, this Addendum, as well as all other documents, notices and legal proceedings entered into, given or instituted pursuant to the Award, either directly or indirectly, be drawn up in English.

Utilisation de la langue anglaise. Si le Participant est un résident du Québec, en acceptant l’Attribution, le Participant reconnaît et convient avoir expressément exigé la rédaction en anglais de la Convention d'Attribution, de la présente Annexe, ainsi que de tous documents exécutés, avis donnés ou procédures judiciaires intentées relatifs, directement ou indirectement, à l’Attribution.

2.Data Privacy. The following provision shall supplement Section 8 of the “All Non-US Countries” portion of this Addendum:

The Participant hereby authorizes the Company and the Company’s representatives to discuss with and obtain all relevant information from all personnel, professional or not, involved in the administration and operation of the Plan. The Participant further authorizes his or her employer, the Company, and any other Subsidiary to disclose and discuss the Plan with their respective advisors. The Participant further authorizes his or her employer, the Company, and any other Subsidiary to record such information and to keep such information in the Participant’s employee file.

3.Forfeiture upon Termination. This provision supplements Section 9(i) of the “All Non-US Countries” portion of this Addendum:

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For purposes of the Restricted Stock Units, notwithstanding Section 9(i) of the Addendum, the Committee or its delegate may provide that the Participant’s termination of employment will occur as of the date the Participant is no longer actually employed or otherwise rendering services to the Participant's employer (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment or other laws or otherwise rendering services or the terms of the Participant’s employment or other service agreement, if any). In such case, unless otherwise provided in the Award Agreement or extended by the Company, the Participant’s right to vest in the Restricted Stock Units under the Plan, if any, will terminate as of such date (the “Termination Date”). The Termination Date will not be extended by any common law notice period. Notwithstanding the foregoing, however, if applicable employment standards legislation specifically requires continued entitlement to vesting during a statutory notice period, the Participant’s right to vest in the Restricted Stock Units under the Plan, if any will be allowed to continue for that minimum notice period but then immediately terminate effective as of the last day of the Participant’s minimum statutory notice period. In the event the date the Participant is no longer providing actual service cannot be reasonable determined under the terms of the Award Agreement and/or the Plan, the Committee or its delegate shall have the exclusive discretion to determine when the Participant is no longer actively providing services for purposes of the Restricted Stock Units (including whether the Participant may still be considered to be providing services while on a leave of absence). Unless the applicable employment standards legislation specifically requires, in the case of the Participant, the Participant will not earn or be entitled to any pro-rated vesting for that portion of time before the date on which his service relationship is terminated (as determined under this provision) nor will the Participant be entitled to any compensation for lost vesting.Committee or its delegate shall have the exclusive discretion to determine when the Participant is no longer actively providing services for purposes of the Restricted Stock Units (including whether the Participant may still be considered to be providing services while on a leave of absence). Unless the applicable employment standards legislation specifically requires, in the case of the Participant, the Participant will not earn or be entitled to any pro-rated vesting for that portion of time before the date on which his service relationship is terminated (as determined under this provision) nor will the Participant be entitled to any compensation for lost vesting.

CHINA
No country-specific provisions.
CZECHIA
No country-specific provisions.
FINLAND
No country-specific provisions.

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FRANCE
1. Award Not French-Qualified. The Restricted Stock Units are not granted under the French specific regime provided by Articles L. 225-197-1 and seq. or L. 22-10-59 and L. 22-10-60 of the French Commercial Code, as amended.

2. Use of English Language. By accepting the Award, the Participant acknowledges and agrees that it is the Participant's express wish that the Award Agreement, this Addendum, as well as all other documents, notices and legal proceedings entered into, given or instituted pursuant to the Award, either directly or indirectly, be drawn up in English.

Utilisation de la langue anglaise. En acceptant l’Attribution, le Participant reconnaît et convient avoir expressément exigé la rédaction en anglais de la Convention d'Attribution, de la présente Annexe, ainsi que de tous documents exécutés, avis donnés ou procédures judiciaires intentées relatifs, directement ou indirectement, à l’Attribution.

GERMANY
No country-specific provisions.
INDIA
No country-specific provisions.
ITALY
1.Data Privacy. The following provision shall replace Section 8 of the “All Non-US Countries” portion of this Addendum:

9. Data Privacy. Pursuant to Section 13 of Legislative Decree 196/2003, the Company informs the Participant of the following in relation to the collection, use and transfer, in electronic or other form, of the Participant’s personal data by and among, as applicable, the Participant’s employer and the Company exclusively for the purpose of implementing, administering, and managing the Participant’s participation in the Plan.

The Participant understands that the Company and his or her employer may hold certain personal information about the Participant, including, but not limited to, his or her name, home address and telephone number, date of birth, social insurance number, passport or other identification number or code (e.g., resident registration number), salary, nationality, job title, e-mail address, designated beneficiary, any shares of Common Stock or directorships held in the Company, details of all awards or any other entitlement to shares of Common Stock or equivalent benefits awarded, canceled, purchased, exercised, vested, unvested or outstanding in the Participant’s favor (“Data”). Said Data will be processed by the Company exclusively for the purpose of implementing, administering and managing the Plan.

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The Participant is aware that providing the Company with the Data is necessary for the implementation, administration and management of the Participant’s participation in the Plan and that the Participant’s refusal to provide such Data would make it impossible for the Company to perform its obligations under the Plan and may affect the Participant’s ability to participate in and vest in or realize benefits from the Plan. The Controller of personal data processing is Tenneco Inc., with its principal operating offices at 500 North Field Drive, Lake Forest, Illinois 60045, USA, and, pursuant to Legislative Decree no. 196/2003, its representative in Italy for privacy purposes is the Subsidiary in Italy that employs the Participant.

The Participant understands that Data will not be publicized. The Participant further understands that the Company and/or its affiliates, will transfer Data among themselves as necessary for the purpose of implementing, administering and managing the Award and the Plan, and that the Company and its affiliates may each further transfer Data to banks, other financial institutions, brokers or other third parties assisting the Company in the implementation, administration, and management of the Award and the Plan, including any requisite transfer of Data to a broker, bank or other third party with whom the Participant may elect to deposit any cash acquired upon settlement of the Award. Such recipients, acting as data processors or persons in charge of the processing in accordance with the applicable law, may receive, possess, process, retain, and transfer Data in electronic or other form, for the sole purpose of implementing, administering, and managing the Award and the Plan. The Participant understands that these recipients may be located in or outside the European Economic Area, such as in the United States or elsewhere. The Company will delete Data upon completion of all the necessary legal obligations connected with the management and administration of the Award and the Plan.

The Participant understands that Data processing related to the purposes specified above shall take place, by electronic means or otherwise, under automated or non-automated conditions, anonymously when possible, that comply with the purposes for which Data is collected and with confidentiality and security provisions, as set forth by applicable laws and regulations, with specific reference to Legislative Decree no. 196/2003.

The processing activity, including communication, the transfer of Data abroad, including outside of the European Economic Area, as herein specified and pursuant to applicable laws and regulations, does not require the Participant’s consent thereto, as the processing is necessary to performance of contractual obligations related to implementation, administration, and management of the Award and the Plan. The Participant understands that, pursuant to Section 7 of the Legislative Decree no. 196/2003, the Participant has the right to, including but not limited to, access, delete, update, correct, or terminate, for legitimate reason, the Data processing. Furthermore, the Participant is aware that Data will not be used for direct-marketing purposes. In addition, Data provided can be reviewed and questions, requests (including the updated list of data processors) or complaints can be addressed by contacting the Participant’s local human resources representative.

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By accepting the Award, the Participant acknowledges that he or she has read and understood the foregoing.

2.Plan Document Acknowledgement. In accepting the Award, the Participant acknowledges that the Participant has received a copy of the Plan and the Award Agreement and has reviewed the Plan and the Award Agreement, including this Addendum, in their entirety and fully understands and accepts all provisions of the Plan and the Award Agreement, including this Addendum. The Participant further acknowledges that the Participant has read and specifically and expressly approves the following Sections of the Award Agreement: (a) Section 2 (Vesting and Forfeiture of Restricted Stock Units and Dividend Cash Amounts), (b) Section 4 (Settlement and Payment) and (c) the terms and conditions of this Addendum.

JAPAN
No country-specific provisions.
KOREA
1.Data Privacy. By accepting the Award:
(a)The Participant agrees to the collection, use, processing and transfer of Data as described in Section 8 of the “All Non-U.S. Countries” portion of this Addendum; and
(b)The Participant agrees to the processing of the Participant’s unique identifying information (resident registration number) as described in Section 8 of the “All Non-U.S. Countries” portion of this Addendum.

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MEXICO
1.Nature of Grant. The following provision shall supplement Section 9 of the “All Non-US Countries” portion of this Addendum:
By participating in the Plan, the Participant acknowledges, understands and agrees that: (a) the right to acquire cash under the Plan is not related to the Participant’s salary and other contractual benefits granted to the Participant by his or her employer (“Tenneco Mexico”); (b) any modification of the Plan or its termination shall not constitute a change or impairment to the terms and conditions of the Participant’s employment; and (c) any benefit derived under the Plan is not a fringe benefit.
2.Policy Statement. The invitation the Company is making under the Plan is unilateral and discretionary and, therefore, the Company reserves the absolute right to amend it and discontinue it at any time without any liability.

The Company, with registered offices at 500 North Field Drive, Lake Forest, Illinois 60045, USA, is solely responsible for the administration of the Plan, and participation in the Plan and the acquisition of cash does not, in any way, establish an employment relationship between the Participant and the Company nor does it establish any rights between the Participant and Tenneco Mexico since the Participant is participating in the Plan on a wholly commercial basis.

3.Plan Document Acknowledgment. By accepting the terms of the Award Agreement, the Participant acknowledges that he or she has received a copy of the Plan, has reviewed the Plan and the Award Agreement in their entirety and fully understands and accepts all provisions of the Plan and the Award Agreement.

In addition, by accepting the terms of the Award Agreement, the Participant further acknowledges that he or she has read and specifically and expressly approves the provisions contained within Section 9 of the Addendum to the Award Agreement in which the following is clearly described and established: (a) participation in the Plan does not constitute an acquired right; (b) the Plan and participation in the Plan is offered by the Company on a wholly discretionary basis; (c) participation in the Plan is voluntary; and (d) the Company and its Subsidiary are not responsible for any decrease in the value of the shares of Common Stock.

Finally, the Participant hereby declares that he or she does not reserve any action or right to bring any claim against the Company for any compensation or damages resulting from a termination of employment and withdrawal from the Plan, and therefore, the Participant grants a full and broad release to Tenneco Mexico, the Company and its Subsidiaries with respect to any claim that may arise under the Plan in this respect.

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1.Naturaleza del Otorgamiento.  La siguiente disposición complementará la Sección 10 de la porción de este Apéndice llamada “Todas los Países no-Estadounidenses” (“All Non-US Countries,” en Inglés):

Al participar en el Plan, el Participante reconoce, entiende y acepta de que:  (a) el derecho de adquirir efectivo por medio del Plan no se relaciona con el salario del Participante o cualquier beneficios contractuales que se hayan sido otorgados al Participante por su empleador (“Tenneco México”); (b) cualquier modificación al Plan o la terminación del mismo no constituirá un cambio o impedimento a los términos y condiciones del empleo del Participante; y (c) cualquier beneficio derivado por medio del Plan no es un beneficio adicional.

2.Declaración de Política.  La invitación por parte de la Compañía bajo el Plan es unilateral y discrecional y, por lo tanto, la Compañía se reserva el derecho absoluto de modificar y discontinuar el Plan en cualquier momento sin ninguna responsabilidad.
La Compañía, con oficinas registradas ubicadas en 500 North Field Drive, Lake Forest, Illinois, 60045, EE.UU., es la única responsable por la administración del Plan, y la participación en el Plan y la adquisición de efectivo no establece, de forma alguna, una relación laboral entre el Participante y la Compañía, ni tampoco establece algún derecho entre el Participante y Tenneco México, ya que el Participante está participando en el Plan sobre una base completamente comercial.
3.Reconocimiento de los Documentos del Plan.  Al aceptar los términos del Convenio del Premio, el Participante reconoce que ha recibido una copia del Plan, que ha revisado el Plan y el Convenio del Premio en su totalidad y que los ha entendido completamente y acepta todas las disposiciones contenidas en el Pan y en el Convenio del Premio.
Adicionalmente, al aceptar los términos del Convenio del Premio, el Participante reconoce además que ha leído y que aprueba específica y expresamente los términos y condiciones contenidos en la Sección 10 de este Apéndice del Convenio del Premio en lo cual se encuentra claramente descrito y establecido lo siguiente: (i) la participación en el Plan no constituye un derecho adquirido; (ii) el Plan y la participación en el mismo son ofrecidos por la Compañía de forma completamente discrecional; (iii) la participación en el Plan es voluntaria; y (iv) la Compañía y sus Subsidiarias no son responsables por cualquier disminución en el valor de las Acciones.
Finalmente, el Participante declara por medio del presente que no se reserva ninguna acción o derecho para interponer una demanda en contra de la Compañía por compensación o daño alguno que se podrían resultar de la terminación del empleo del Participante o su salida del Plan y, por lo tanto, el Participante otorga el más amplio finiquito al Tenneco México, la Compañía y sus Subsidiarias con respecto a cualquier demanda que pudiera originarse en virtud del Plan en este respecto.

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NETHERLANDS
No country-specific provisions.
POLAND
No country-specific provisions.
PORTUGAL
1.Language Consent. The Participant hereby expressly declares that he or she has full knowledge of the English language and has read, understood and fully accepted and agreed with the terms and conditions established in the Plan and the Award Agreement.
Conhecimento da Lingua. O Participante declara expressamente que tem pleno conhecimento da língua inglesa e que leu, compreendeu e livremente aceitou e concordou com os termos e condições estabelecidas no Plano e no Acordo.

RUSSIA
1.Securities Law Information. These materials do not constitute advertising or an offering of securities in Russia.
SOUTH AFRICA
No country-specific provisions.
SPAIN
1.Securities Law Information. The Restricted Stock Units do not qualify under Spanish regulations as securities. No “offer of securities to the public,” as defined under Spanish law, has taken place or will take place in the Spanish territory. The Award Agreement (including this Addendum) has not been nor will it be registered with the Comisión Nacional del Mercado de Valores, and does not constitute a public offering prospectus.

2.Labor Law Acknowledgement. In accepting the Award, the Participant consents to participation in the Plan and acknowledges that the Participant has received a copy of the Plan. The Participant understands and agrees that except as provided for in Section 2 of the Award Agreement, the Participant’s termination of employment for any reason (including for the reasons listed below) automatically will result in the loss of the Award that may have been granted to Participant and that has not vested on the Termination Date.

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In particular, the Participant understands and agrees that any unvested Restricted Stock Units as of the Participant’s Termination Date will be forfeited without entitlement to a cash payment or to any amount as indemnification in the event of a termination by reason of, including, but not limited to: resignation, disciplinary dismissal adjudged to be with cause, disciplinary dismissal adjudged or recognized to be without good cause (i.e., subject to a “despido improcedente”), individual or collective layoff on objective grounds, whether adjudged to be with cause or adjudged or recognized to be without cause, material modification of the terms of employment under Article 41 of the Workers’ Statute, relocation under Article 40 of the Workers’ Statute, Article 50 of the Workers’ Statute, unilateral withdrawal by the Service Recipient, and under Article 10.3 of Royal Decree 1382/1985.
Furthermore, the Participant understands that the Company has unilaterally, gratuitously and discretionally decided to grant the Award under the Plan to individuals who may be employees of the Company or its Subsidiaries. The decision is a limited decision that is entered into upon the express assumption and condition that any grant will not economically or otherwise bind the Company or its Subsidiaries on an ongoing basis other than to the extent set forth in the Award Agreement. Consequently, the Participant understands that the Award is granted on the assumption and condition that the Award and the cash paid upon settlement shall not become a part of any employment or contract (with the Company or the Participant’s employer) and shall not be considered a mandatory benefit, salary for any purposes (including severance compensation) or any other right whatsoever. Furthermore, the Participant understands and freely accepts that there is no guarantee that any benefit whatsoever will arise from the Award, which is gratuitous and discretionary, since the future value of the underlying shares of Common Stock is unknown and unpredictable. In addition, the Participant understands that the grant of the Award would not be made to the Participant but for the assumptions and conditions referred to above; thus, the Participant acknowledges and freely accepts that should any or all of the assumptions be mistaken or should any of the conditions not be met for any reason, then any grant to Participant of the Award shall be null and void.

SWEDEN
1.Tax Withholding. The following provision supplements Section 1 of the “All Non-US Countries” portion of this Addendum:
Without limiting the Company’s and the Participant's employer’s authority to satisfy their withholding obligations for Tax-Related Items as set forth in Section 1 of the Award Agreement, in accepting the grant of Restricted Stock Units, the Participant authorizes the Company and/or the Participant's employer’s to withhold cash otherwise deliverable to the Participant upon vesting/settlement to satisfy Tax-Related Items, regardless of whether the Company and/or the Participant's employer’s have an obligation to withhold such Tax-Related Items.

THAILAND
No country-specific provisions.

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UNITED KINGDOM
1.Withholding. The following provision shall supplement Section 1 of the “All Non-US Countries” portion of this Addendum:
The Participant hereby agrees that he or she is liable for all Tax-Related Items and hereby covenants to pay all such Tax-Related Items, as and when requested by the Company or (if different) his or her employer or by Her Majesty Revenue & Customs (“HMRC”) (or any other tax authority or any other relevant authority).  The Participant also hereby agrees to indemnify and keep indemnified the Company and (if different) his or her employer against any Tax-Related Items that they are required to pay or withhold or have paid or will pay on the Participant’s behalf to HMRC (or any other tax authority or any other relevant authority).
2.Exclusion of Claim. The Participant acknowledges and agrees that the Participant will have no entitlement to compensation or damages insofar as such entitlement arises or may arise from the Participant ceasing to have rights under or to be entitled to the Award, whether or not as a result of termination of employment (whether the termination is in breach of contract or otherwise), or from the loss or diminution in value of the Award. Upon the grant of the Award, the Participant will be deemed to have waived irrevocably any such entitlement.

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